                                                                    EXHIBIT 10.1



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG


                            SUIZA FOODS CORPORATION,
                             A DELAWARE CORPORATION

                         SUIZA FOODS ACQUISITION CORP.
                              AN OHIO CORPORATION


                                      AND

                            BROUGHTON FOODS COMPANY,
                              AN OHIO CORPORATION


                         DATES AS OF SEPTEMBER 10, 1988

                               TABLE OF CONTENTS


                                                        ARTICLE I

                                                        THE MERGER

SECTION 1.1          The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
SECTION 1.2          Effective Time of the Merger   . . . . . . . . . . . . . . . . . . . . . . . .     1

                                                        ARTICLE II

                                                THE SURVIVING CORPORATION

SECTION 2.1          Certificate of Incorporation   . . . . . . . . . . . . . . . . . . . . . . . .     2
SECTION 2.2          Code of Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
SECTION 2.3          Board of Directors; Officers   . . . . . . . . . . . . . . . . . . . . . . . .     2
SECTION 2.4          Effects of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

                                                       ARTICLE III

                                      CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

SECTION 3.1          Effect of the Merger on Capital Stock  . . . . . . . . . . . . . . . . . . . .     2
SECTION 3.2          Cancellation of Treasury Stock   . . . . . . . . . . . . . . . . . . . . . . .     2
SECTION 3.3          Capital Stock of Merger Sub  . . . . . . . . . . . . . . . . . . . . . . . . .     3
SECTION 3.4          Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
SECTION 3.5          Exchange of Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . .     3
SECTION 3.6          Stockholders' Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
SECTION 3.7          Closing of the Company's Transfer Books  . . . . . . . . . . . . . . . . . . .     5
SECTION 3.8          Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
SECTION 3.9          Transfer Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5

                                                        ARTICLE IV

                                         REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 4.1          Organization and Qualification   . . . . . . . . . . . . . . . . . . . . . . .     5
SECTION 4.2          Authority Relative to this Agreement   . . . . . . . . . . . . . . . . . . . .     6
SECTION 4.3          Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
SECTION 4.4          Information for Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . .     6

                                                        ARTICLE V

                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 5.1          Organization and Qualification   . . . . . . . . . . . . . . . . . . . . . . .     7
SECTION 5.2          Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
SECTION 5.3          Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
SECTION 5.4          Authority Relative to this Agreement   . . . . . . . . . . . . . . . . . . . .     8
SECTION 5.5          Reports and Financial Statements   . . . . . . . . . . . . . . . . . . . . . .     8
SECTION 5.6          Absence of Certain Changes or Events   . . . . . . . . . . . . . . . . . . . .     9
SECTION 5.7          Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
SECTION 5.8          Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
SECTION 5.9          Company Action; Vote Required  . . . . . . . . . . . . . . . . . . . . . . . .   13
SECTION 5.10         Financial Advisors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
SECTION 5.11         Compliance with Applicable Laws  . . . . . . . . . . . . . . . . . . . . . . .   13
SECTION 5.12         Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
SECTION 5.13         Certain Material Contracts   . . . . . . . . . . . . . . . . . . . . . . . . .   15
SECTION 5.14         Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
SECTION 5.15         Relationship with Customers and Suppliers  . . . . . . . . . . . . . . . . . .   16
SECTION 5.16         Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
SECTION 5.17         Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
SECTION 5.18         Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
SECTION 5.19         Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
SECTION 5.20         Year 2000 Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
SECTION 5.21         No Commitments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
SECTION 5.22         Takeover Statutes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
SECTION 5.23         Information for Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . .   21

                                                        ARTICLE VI

                                   REPRESENTATIONS AND WARRANTIES REGARDING MERGER SUB

SECTION 6.1          Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
SECTION 6.2          Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
SECTION 6.3          Authority Relative to this Agreement   . . . . . . . . . . . . . . . . . . . .   22

                                                       ARTICLE VII

                                          CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 7.1          Conduct of Business by the Company Pending the Merger  . . . . . . . . . . . .   22

                                                       ARTICLE VIII

                                                  ADDITIONAL AGREEMENTS

SECTION 8.1          Access and Information   . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
SECTION 8.2          Proxy Statement; Stockholders' Meeting   . . . . . . . . . . . . . . . . . . .   25
SECTION 8.3          Employee Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
SECTION 8.4          Rights to Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . .   25
SECTION 8.5          HSR Act and Foreign Acts   . . . . . . . . . . . . . . . . . . . . . . . . . .   26
SECTION 8.6          Additional Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
SECTION 8.7          No Shop  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
SECTION 8.8          Advice on Changes; SEC Filings   . . . . . . . . . . . . . . . . . . . . . . .   28
SECTION 8.9          Takeover Statutes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
SECTION 8.10         Surveys; Title Commitments   . . . . . . . . . . . . . . . . . . . . . . . . .   28
SECTION 8.11         Estoppel Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

                                                        ARTICLE IX

                                                   CONDITIONS PRECEDENT

SECTION 9.1          Conditions to Each Party's Obligation to Effect the Merger   . . . . . . . . .   29
SECTION 9.2          Conditions to Obligation of the Company to Effect the Merger   . . . . . . . .   29
SECTION 9.3          Conditions to Obligations of Parent and Merger Sub to Effect the
                     Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

                                                        ARTICLE X

                                            TERMINATION, AMENDMENT AND WAIVER

SECTION 10.1         Termination by Mutual Consent  . . . . . . . . . . . . . . . . . . . . . . . .   31
SECTION 10.2         Termination by Either Parent or the Company  . . . . . . . . . . . . . . . . .   31
SECTION 10.3         Other Termination Rights   . . . . . . . . . . . . . . . . . . . . . . . . . .   31
SECTION 10.4         Effect of Termination and Abandonment  . . . . . . . . . . . . . . . . . . . .   31

                                                        ARTICLE XI

                                                      MISCELLANEOUS

SECTION 11.1         Non-Survival of Representations, Warranties and Agreements   . . . . . . . . .   32
SECTION 11.2         Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
SECTION 11.3         Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
SECTION 11.4         Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
SECTION 11.5         Specific Performance   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
SECTION 11.6         Assignment; Binding Effect   . . . . . . . . . . . . . . . . . . . . . . . . .   34
SECTION 11.7         Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34

SECTION 11.8         Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
SECTION 11.9         Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
SECTION 11.10        Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
SECTION 11.11        Headings and Table of Contents   . . . . . . . . . . . . . . . . . . . . . . .   35
SECTION 11.12        Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
SECTION 11.13        Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
SECTION 11.14        Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
SECTION 11.15        Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35


EXHIBITS

Exhibit A            Form of Inducement Agreement

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 10, 1998, by and among Suiza Foods Corporation, a Delaware corporation ("Parent"), Suiza Foods Acquisition Corp., an Ohio corporation and subsidiary of Parent ("Merger Sub"), and Broughton Foods Company, an Ohio corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, each of Parent and the Company has concluded that a business combination between Parent and the Company represents a strategic combination of their complementary businesses and operational and long term vision and is in the best interests of the stockholders of Parent and the Company, respectively, and accordingly, Parent and the Company desire to effect a business combination by means of the merger of Merger Sub with and into the Company (the "Merger");

         WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have approved the Merger, upon the terms and subject to the conditions set forth herein;

         WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have entered into an Inducement Agreement with Parent, the form of which is attached hereto as Exhibit A, pursuant to which, among other things, such stockholders have granted Parent an irrevocable proxy to vote their shares of the Company's common stock in favor of the Merger and have granted Parent certain rights in connection with certain dispositions of such common stock, on the terms and conditions set forth therein;

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:

                                       I.

                                   THE MERGER

         1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the "Surviving Corporation"), shall by virtue of the Merger continue its corporate existence under the laws of the State of Ohio.

         1.2 Effective Time of the Merger. The Merger shall become effective at the date and time (the "Effective Time") when a properly executed Certificate of Merger is filed with the Secretary of State of the State of Ohio, which Certificate shall be filed as soon as practicable following fulfillment of the conditions set forth in Article IX hereof.

                                      II.

                           THE SURVIVING CORPORATION

         2.1 Certificate of Incorporation. The Articles of Incorporation of the Company as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation and thereafter may be amended in accordance with their terms and as provided by law and this Agreement.

         2.2 Code of Regulations. The Code of Regulations (the "Regulations") of the Company as in effect at the Effective Time shall be the Regulations of the Surviving Corporation and thereafter may be amended in accordance with their terms and as provided by law and this Agreement.

         2.3 Board of Directors; Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

         2.4 Effects of Merger. The Merger shall have the effects set forth in Section 1701.82 of the Ohio General Corporation Law (the "OGCL").

                                      III.

                 CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES


         3.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any common stock, par value $1.00 per share, of the Company (the "Company Stock"), each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 3.4)) shall be canceled and retired and converted automatically into the right to receive $19.00 in cash (the "Merger Consideration") payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such share of Company Stock. All such shares of Company Stock, when so converted, shall no longer be held by the holders of certificates representing such shares prior to the Effective Time, and each such holder shall cease to have any rights with respect thereto other than the right to receive the Merger Consideration.

         3.2 Cancellation of Treasury Stock. All shares of Company Stock and all other shares of capital stock of the Company that are owned by the Company as treasury stock or otherwise immediately prior to the Effective Time and any shares of Company Stock and other shares of capital stock of the Company owned by any subsidiary of the Company shall, as of the Effective Time, be canceled and retired and shall cease to exist, and no Merger consideration or other consideration shall be delivered or deliverable in exchange therefor.

         3.3 Capital Stock of Merger Sub. At the Effective Time, all of the issued and outstanding shares of stock of Merger Sub shall be converted into and become, in the aggregate, 1,000 fully paid and nonassessable shares of capital stock of the Surviving Corporation.

         3.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary but only in the circumstances and to the extent provided by the OGCL, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who have properly made a demand in writing to obtain payment for such shares of Company Stock in accordance with Section 1701.85 of the OGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment from the Company of the value of such shares of Company Stock held by them in accordance with the provisions of such Section 1701.85; provided, however, that Dissenting Shares held by stockholders who shall have failed to perfect or who have effectively withdrawn or lost their rights to appraisal under such Section 1701.85 shall be deemed to have been converted into and become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares, in the manner provided for in Section 3.5. The Company shall give Parent and Merger Sub (i) prompt notice received by the Company of any demands to obtain payment pursuant to Section 1701.85 of the OGCL, withdrawals of such demands and of any other instruments served upon the Company pursuant to the OGCL in respect of Dissenting Shares and (ii) the opportunity to direct all negotiations and proceedings with respect to any demands to obtain payment under the OGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands to obtain payment in respect of Dissenting Shares or settle or offer to settle any such demands.

         3.5.    Exchange of Certificates.

                 (a) Exchange Agent. The Company shall designate Wachovia Bank, N.A. or such other bank or trust company reasonably satisfactory to Parent and Merger Sub to act as agent (the "Exchange Agent") in connection with the Merger to hold the funds to which holders of shares of Company Stock shall become entitled pursuant to Section 3.1. At or as soon as practicable after the Effective Time, Parent or Merger Sub, as applicable, shall deposit in trust with the Exchange Agent an amount in immediately available funds equal to the product of
         (i) the number of shares of Company Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares) and (ii) the Merger Consideration. The Exchange Agent shall agree to hold such funds (together with earnings thereon, the "Exchange Fund") for delivery as contemplated by this Section 3.5 and upon such additional terms as may be agreed upon by the Exchange Agent, Parent or Merger Sub, as applicable, and the Surviving Corporation before the Effective Time.

                 (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of shares of Company Stock entitled to receive the Merger Consideration pursuant to Section 3.1 a form of letter of transmittal (which shall specify that delivery will be effected, and risk of loss and title to the certificates evidencing such shares (the "Certificates") will pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with its instructions, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation or the Exchange Agent that such taxes have been paid or are not applicable.

                 (c) Termination of Exchange Fund. At any time following the third month after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to the Surviving Corporation any funds made available to the Exchange Agent and not disbursed to holders of shares of Company Stock (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, none of Parent, Merger Sub or the Surviving Corporation shall be liable to any holder of shares of Company Stock for any Merger Consideration delivered in respect of such stock to a public official pursuant to any abandoned property, escheat or similar law.

                 (d) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall disburse the applicable Merger Consideration as provided in this Section 3.5 in exchange for such lost, stolen or destroyed Certificate.

         3.6 Stockholders' Meeting. The Company shall take all action necessary in accordance with applicable law, its Articles of Incorporation and its Regulations to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval by the holders of at least two-thirds of the shares of Company Stock outstanding and entitled to vote thereon of this Agreement and the transactions contemplated hereby. The Board of Directors of the Company shall recommend such approval, and the Company shall take all lawful action to solicit such approval, including, without limitation, timely and promptly mailing the Proxy Statement (as defined in Section 8.2); provided, however, that such recommendation is subject to Section 8.7 hereof.

         3.7 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Stock shall be made thereafter. In the event that Certificates are presented to the Surviving Corporation, Parent or the Exchange Agent after the Effective Time, they shall be canceled in return for the payment of the applicable Merger Consideration relating thereto, as provided in this Article III, subject to applicable law in the case of Dissenting Shares.

         3.8 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Huddleston, Bolen, Beatty, Porter & Copen, 611 Third Avenue, Huntington, West Virginia 25722-2185, at 9:00 a.m. local time on the day which is not more than one business day after satisfaction (or waiver) of the conditions set forth in Article IX (other than those conditions that can be satisfied only at the Effective Time) or at such other time and place as Parent and the Company shall agree in writing.

         3.9 Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes and any other fees and similar taxes which become payable in connection with the Merger other than transfer or stamp taxes payable in respect of transfers pursuant to the fourth sentence of Section 3.5(b) (collectively, "Transfer Taxes"). From and after the Effective Time, the Surviving Corporation shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Company Stock, all Transfer Taxes.

                                      IV.

                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent represents and warrants to the Company as follows (which representations and warranties as well as other provisions of this Agreement are qualified by the matters identified, with references to the appropriate Section and, if applicable, subsection, on a disclosure schedule (the "Parent Disclosure Schedule") delivered by Parent to the Company prior to execution of this Agreement):

         4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary. Complete and correct copies as of the date hereof of the Certificate of Incorporation and Bylaws of Parent have been delivered to the Company as Section 4.1 of the Parent Disclosure Schedule.

         4.2 Authority Relative to this Agreement. Parent has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent's Board of Directors. This Agreement constitutes a valid and binding obligation of Parent enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.
No other corporate proceedings on the part of Parent are necessary to authorize this Agreement and the transactions contemplated hereby. Except as described in Section 4.2 of the Parent Disclosure Schedule, Parent is not subject to or obligated under (i) any charter or bylaw provision or (ii) any contract, indenture, loan or credit document, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation, or any right to payment or compensation, or the loss of a benefit, by its executing and carrying out this Agreement, other than the laws and regulations referred to in the next sentence. Except as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), similar pre-acquisition notification or approval requirements applicable to the Company's foreign operations (the "Foreign Acts"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign and including foreign, national, regional, state, provincial and municipal authorities (each, a "Governmental Entity"), is necessary for the consummation by Parent of the Merger or the other transactions contemplated by this Agreement.

         4.3 Financing. Parent shall have at the Effective Time sufficient funds available to it to consummate the transactions contemplated by this Agreement, including the payment of the Merger Consideration.

         4.4 Information for Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub in writing specifically for inclusion in the Proxy Statement will, on the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the stockholders' meeting to vote on the approval of this Agreement and the transactions contemplated hereby or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                                       V.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Merger Sub as follows (which representations and warranties as well as other provisions of this Agreement are qualified by the matters identified, with references to the appropriate Section and, if applicable, subsection, on a disclosure schedule (the "Company Disclosure Schedule") delivered by the Company to Parent prior to execution of this Agreement):

         5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies as of the date hereof of the Articles of Incorporation and Regulations of the Company have been delivered to Parent as
Section 5.1 of the Company Disclosure Schedule.

         5.2 Capitalization. The authorized stock of the Company consists of 10,000,000 shares of Company Stock of which, as of the date of this Agreement, (i) 5,774,335 shares were issued and outstanding, and (ii) 540,240 shares were held in treasury. All of the issued and outstanding and treasury shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which the Company's stockholders may vote. There are no options, warrants, calls, convertible securities or other rights, agreements or commitments presently outstanding obligating the Company to issue, deliver or sell shares of its capital stock or debt securities, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. Since December 31, 1997, the Company has not issued any shares of its capital stock. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of stock of the Company or the Surviving Corporation pursuant to any Company Employee Benefit Plan (as defined in Section 5.8).

         5.3 Subsidiaries. Each subsidiary of the Company is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the corporate or similar power to carry on its business as it is now being conducted or currently proposed to be conducted. Each subsidiary of the Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Section 5.3 of the Company Disclosure Schedule contains, with respect to each subsidiary of the Company, its name and jurisdiction of organization and, with respect to each subsidiary that is not wholly owned, the number of issued and outstanding shares of capital stock or share capital and the number of shares of capital stock or share capital owned by the Company or subsidiary thereof. All the outstanding shares of capital stock or share capital of each subsidiary of the Company are validly issued, fully paid and nonassessable, and those owned by the Company or by a subsidiary of the Company are owned free and clear of any liens, claims or encumbrances. There are no existing options, warrants, calls, convertible securities or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the subsidiaries of the Company. Except as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 or any Company SEC Report (as defined in Section 5.5) filed subsequent to such date and prior to the date hereof, or as set forth in Section 5.3 of the Company Disclosure Schedule, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity or have any obligation, commitment or undertaking to acquire any such interest.

         5.4 Authority Relative to this Agreement. The Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors. This Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except for the approval of this Agreement and the transactions contemplated hereby by the holders of two-thirds of the shares of Company Stock outstanding and entitled to vote thereon as described in Section 3.6, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. Except as described in Section 5.4 of the Company Disclosure Schedule, the Company is not subject to or obligated under (i) any charter or regulations provision or (ii) any contract, indenture, loan or credit document, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation, or any right to payment or compensation, or the loss of a benefit, by its executing and carrying out this Agreement, other than the laws and regulations referred to in the next sentence. Except as required by the HSR Act, the Foreign Acts, the Securities Act, the Exchange Act, and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is necessary for the consummation by the Company of the Merger or the other transactions contemplated by this Agreement.

         5.5 Reports and Financial Statements. The Company has previously furnished Parent with true and complete copies of its (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the Securities and Exchange Commission (the "Commission"),

(ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, as filed with the Commission, (iii) proxy statements related to all meetings of its stockholders (whether annual or special) since September 30, 1997 and (iv) all other reports or registration statements filed by the Company with the Commission since September 30, 1997, except for preliminary material in the case of clauses (iii) and (iv) above, which are all the documents that the Company was required to file with the Commission since September 30, 1997 (the documents in clauses (i) through (iv) being referred to herein collectively as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Company SEC Reports. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The financial statements included in the Company SEC
Reports: (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as may be indicated therein or in the notes thereto and subject, in the case of the unaudited interim financial statements, to normal year- end adjustments and any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder; (ii) present fairly, in all material respects, the financial position of the Company and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended; and (iii) are in all material respects in accordance with the books of account and records of the Company and its subsidiaries. As of June 30, 1998, there was no basis for any claim or liability of any nature against the Company or any of its subsidiaries, whether absolute, accrued, contingent or otherwise, which, alone or in the aggregate, has had, or would have, a Company Material Adverse Effect, other than as reflected in the Company SEC Report filed prior to the date of this Agreement. For the purposes of this Agreement, a "Company Material Adverse Effect" means a material adverse effect on the business, properties, assets, operations, condition (financial or otherwise), customer relations, supplier relations, business prospects, liabilities or results of operations of the Company and its subsidiaries taken as a whole, other than any effects arising out of, resulting from or relating to changes in general economic or financial conditions.

         5.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section
5.6 of the Company Disclosure Schedule, since June 30, 1998, the Company and its subsidiaries have operated their respective businesses in the ordinary course of business consistent with past practice and there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, alone or in the aggregate, has had, or would have, a Company Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which has had, or would have, a Company Material Adverse Effect;
(iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to the stock of the Company or any of its subsidiaries (other than dividends or distributions between the Company and its wholly owned subsidiaries and the normal and customary quarterly dividends to the Company's stockholders in an amount not exceeding $.05 per share in any fiscal quarter); (iv) any material change in the Company's accounting principles, practices or methods; (v) any repurchase or redemption with respect to its stock; (vi) any stock split, combination or reclassification of any of the Company's stock or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of the Company's stock; (vii) any adoption of any option or similar plan to purchase shares of stock of the Company; (viii) any granting by the Company or any of its subsidiaries to any director, officer or employee of the Company or any of its subsidiaries of (A) any increase in compensation (other than in the ordinary course of business consistent with past practice in the case of employees who are not officers or directors of the Company or a subsidiary thereof), (B) any increase in severance or termination pay, or (C) acceleration of compensation or benefits; (ix) any entry by the Company or any of its subsidiaries into any employment, severance, bonus or termination agreement with any director, officer or employee of the Company or any of its subsidiaries; or (x) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

         5.7 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 5.7 of the Company Disclosure Schedule, there is no suit, action or proceeding pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries which, alone or in the aggregate, has had or would have, a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries which, alone or in the aggregate, has had, or would have, any such Company Material Adverse Effect. In addition, the aggregate reasonable estimate of uninsured exposures or losses under all claims and judgments pending, or, to the best knowledge of the Company, threatened, does not exceed $125,000. For purposes of this Agreement, the phrases "the Company's knowledge" and "knowledge of the Company" and other phrases of like import shall mean the actual knowledge of any officer or director of the Company or of any subsidiary of the Company.

         5.8     Employee Benefit Plans.

                 (a) Section 5.8(a) of the Company Disclosure Schedule hereto sets forth a list of all "employee benefit plans," as defined in Section 3(3) of ERISA, and all other material employee benefit or compensation arrangements or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company, any subsidiary of the Company or any Company ERISA Affiliate (as defined below) or to which the Company, any subsidiary of the Company or any Company ERISA Affiliate is obligated to contribute thereunder for current or former directors, employees, independent contractors, consultants and leased employees of the Company, any subsidiary of the Company or any Company ERISA Affiliate (the "Company Employee Benefit Plans").

                 (b) Except as set forth in Section 5.8(b) of the Company Disclosure Schedule, none of the Company Employee Benefit Plans is a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), and since December 31, 1995, neither the Company nor any Company ERISA Affiliate has contributed or contributes, or has been or is required to contribute, to any such plan. With respect to any Multiemployer Plan that the Company or any Company ERISA Affiliate are required or have been required in the past to contribute to:

                          (i) the Company and each Company ERISA Affiliate has or will have, as of the date of the Closing, made all contributions to the Multiemployer Plan required by the terms of such Multiemployer Plan or any collective bargaining agreement;

                          (ii) neither the Company nor Parent would be subject to any material withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the date of the Closing, the Company or any Company ERISA Affiliate were to engage in a complete withdrawal (as defined in ERISA Section
                 4203) or a partial withdrawal (as defined in ERISA Section
                 4205) from the Multiemployer Plan; and

                          (iii) the Company has made available to Parent current, accurate, and complete copies of the Multiemployer Plan and of all collective bargaining agreements requiring contributions to be made to such Multiemployer Plan.

                 (c) Except as set forth in Section 5.8(c) of the Company Disclosure Schedule, neither the Company nor any of it subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee, officer or director or former employee, officer or director upon his retirement or termination of employment, and neither the Company nor any of its subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee, officer or director or former employee, officer or director that such benefits would be provided.

                 (d) Except as set forth in Section 5.8(d) of the Company Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, officer or director of the Company or any of its subsidiaries. The only severance agreements or severance policies applicable to the Company or its subsidiaries in the event of a change of control of the Company are the agreements and policies specifically referred to in Section
         5.8 of the Company Disclosure Schedule.

                 (e) Each Company Employee Benefit Plan that is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under
         Section 501 of the Code by the IRS, and, to the Company's knowledge, nothing has occurred with respect to the operation or organization of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code. With respect to any Company Employee Benefit Plan or other employee benefit plan which is a "defined benefit plan" within the meaning of Section 3(35) of ERISA,
         (i) the Company has not incurred and is not reasonably likely to incur any liability under Title IV of ERISA (other than for the payment of premiums, all of which have been paid when due), (ii) the Company has not incurred any accumulated funding deficiency within the meaning of
         Section 412 of the Code and has not applied for or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code, (iii) no "reportable event" (as such term is defined in Section 4043 of ERISA but excluding any event for which the provision for 30-day notice to the Pension Benefit Guaranty Corporation has been waived by regulation) has occurred or is expected to occur and (iv) since December 31, 1996, no material adverse change in the financial condition of any such plan has occurred.

                 (f) (i) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, (ii) the Company has complied in all material respects with any notice, reporting and documentation requirements of ERISA and the Code, (iii) there are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Company's knowledge, threatened, in connection with the Company Employee Benefit Plans, (iv) the Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations, and (v) except as set forth in Section 5.8(f) of the Company Disclosure Statement, each Company Employee Benefit Plan could be terminated as of the date of the Closing with no liability to the Company, Parent or any Company ERISA Affiliate.

                 (g) Neither the Company nor any Company ERISA Affiliate has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code), which would subject the Company or any Company ERISA Affiliate to any taxes, penalties or other liabilities resulting from such prohibited transaction, and no condition exists that would subject the Company or any Company ERISA Affiliate to any excise tax, penalty tax or fine related to any Company Employee Benefit Plans.

                 (h) With respect to each Company Employee Benefit Plan, the Company has furnished or made available to Parent true, correct and complete copies of the following (to the extent applicable): (i) the plan documents and summary plan descriptions; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the annual reports to be filed for the three most recent plan years of each such plan; (iv) all related trust agreements, insurance contracts or other funding agreements that implement such plans; and (v) all other documents, records or other materials related thereto reasonably requested by Parent.

                 (i) Each Company Employee Benefit Plan covering any employee residing or working outside the United States or sponsored or maintained by a foreign subsidiary of the Company (i) complies in all material respects with applicable law; and (ii) could be terminated on the date of the Closing without any material liability to Parent, the Surviving Corporation or any subsidiary of the Company.

         For purposes of this Agreement, "Company ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with the Company within the meanings of Sections 414 (b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

         5.9 Company Action; Vote Required. The Board of Directors of the Company, at a meeting duly called and held, has by the unanimous vote of all directors present (a) determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders, (b) approved the Merger in accordance with the provisions of Section 1701.78 of the OGCL, and
(c) recommended the approval of this Agreement and the Merger by the holders of the Company Stock and directed that the Merger be submitted for consideration by the Company's stockholders at the meeting of stockholders contemplated by
Section 3.6 The affirmative vote of two-thirds of the outstanding shares of Company Stock entitled to vote at such meeting of the Company's stockholders is required to approve the Agreement and the Merger.

         5.10 Financial Advisors. The Company has received the opinion of Chaffe & Associates, Inc., financial advisor to the Company, which financial advisor is not an affiliate (as that term is defined in the Securities Exchange Act of 1934, as amended) of the Company, to the effect that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of Company Stock, a copy of which opinion has been delivered to Parent and Merger Sub. Except for Chaffe & Associates, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
The Company has previously delivered to Parent a copy of the engagement letter executed on August 10, 1998 between the Company and Chaffe & Associates, Inc. In addition to any such fee and commission arrangements, the Company has previously delivered to

Parent a good faith estimate of all additional fees, costs and expenses to be incurred by the Company and its subsidiaries in connection with this Agreement.

         5.11 Compliance with Applicable Laws. The Company and each of its subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary or appropriate for the operation of its respective business (the "Company Permits"). The Company and each of its subsidiaries is in compliance with the terms of the Company Permits, except for any failure to comply which, alone or in the aggregate, has not had, and would not have, a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the businesses of the Company and its subsidiaries are not being conducted in violation of any material Law (as defined below), including, with respect to the operations of the Company's foreign subsidiaries, any "social law" (as defined below). Without limitation, any mandated or voluntary plant closing or product recall due to an actual or potential violation of any health or safety law, ordinance or regulation shall be deemed to cause a Company Material Adverse Effect. To the Company's knowledge, during the past five years, none of the Company's or any of its subsidiaries' directors, officers, employees or agents, nor any other person acting on behalf of any of them or the Company or any of its subsidiaries, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person in violation of any Law, including, without limitation, the Foreign Corrupt Practices Act. "Law" means any statute, law, ordinance, decree, order, rule or regulation of any Governmental Entity. "Social law" means any foreign, national, regional, state, provincial and municipal laws, regulations, ordinances and decisions and any collective bargaining agreements agreed on any level, affecting the employment of labor, including but not limited to social security, wages, hours, discrimination, plant closing notices, working conditions, health and safety in the work place, works council information and consultation of the work force, the organization of participation by the work force, internal regulations, maternity and sickness leave, etc.

         5.12 Taxes. Except as set forth in Section 5.12 of the Company Disclosure Schedule, (i) all returns and reports ("Tax Returns") of or with respect to any tax that are required to be filed by or with respect to the Company and each of its subsidiaries have been filed; (ii) neither the Company nor any of its subsidiaries has requested or been granted an extension of time for filing any Tax Return that has not yet been filed; (iii) the Company and each of its subsidiaries has paid all taxes that are due from or with respect to it; (iv) the Company and each of its subsidiaries has withheld and paid all taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (v) there are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, taxes due from or with respect to the Company or any of its subsidiaries for any taxable period;
(vi) no audit, action, proceeding, investigation, dispute or claim by any court, governmental or regulatory authority or similar person is pending or, to the Company's knowledge, threatened in regard to any taxes due from or with respect to the Company or any of its subsidiaries or any Tax Return filed by or with respect to the Company or any of its subsidiaries; (vii) no claim has been made by a taxing authority in a jurisdiction in which neither the Company nor any of its subsidiaries files Tax Returns that the Company or any subsidiary is required to file Tax Returns in such jurisdiction, and, to the Company's knowledge, no taxing authority could reasonably make such a claim; (viii) no assessment of any deficiency for taxes is proposed against the Company or any of its subsidiaries or any of their assets; (ix) there are no liens for taxes (other than for current taxes not yet due and payable) upon the assets of the Company; (x) the Company has not been a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group as defined under state, local or foreign income tax law) other than one of which the Company was the common parent; (xi) neither the Company nor any subsidiary has any obligation or liability for the payment of taxes of any other person arising as a result of any obligation to indemnify another person or as a result of the Company or any such subsidiary assuming or succeeding to the tax liability of any other person as a successor, transferee or otherwise; (xii) the Company will not be required to include any amount in taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of (A) a change in method of accounting for a taxable period ending prior to the Effective Time, (B) any "closing agreement" as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income tax laws) entered into prior to the Effective Time, (C) any sale reported on the installment method that occurred prior to the Effective Time or (D) any prepaid amount received prior to the Effective Time; (xiii) all taxes accrued but not yet due and all contingent liabilities for taxes are adequately reflected in the reserves for taxes in the financial statements contained in the Company SEC Reports; and (xiv) except as described in Section 5.12 of the Company Disclosure Schedule, there has been no "ownership change" as described in Section 382 of the Code that has resulted in any limitation on the Company's ability to offset pre-change losses against its taxable income.

         5.13    Certain Material Contracts.

                 (a) Section 5.13(a) of the Company Disclosure Schedule lists each agreement and arrangement (whether written or oral and including all amendments thereto) to which the Company or any of its subsidiaries is a party or a beneficiary or by which the Company or any of its subsidiaries is bound that is material, directly or indirectly, to the business of the Company (collectively, the "Material Contracts"), including without limitation (i) any supply, distribution or other agreements or arrangements pursuant to which third parties are or will be entitled or obligated to purchase or use any of the assets of Company or any of its subsidiaries with an aggregate per contract purchase price in excess of $100,000; (ii) any warranty agreements or arrangements (including any bonds) with any party under which the Company or any of its subsidiaries has any liability, in any individual agreement or arrangement or in the aggregate under all agreements or arrangements with such party, with a value in excess of $25,000; (iii) any capital or operating leases or conditional sales agreements relating to vehicles or equipment with a value in excess of $100,000; (iv) any supply or manufacturing agreements or arrangements pursuant to which the Company or any of its subsidiaries is entitled or obligated to acquire any assets from a third party in excess of $500,000; (v) any employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; (vi) any agreement evidencing, securing or otherwise relating to any indebtedness for which the Company or any of its subsidiaries has any liability, (vii) any agreement with or for the benefit of any stockholder, director, officer or employee of the Company or any of its subsidiaries, or any affiliate or family member thereof; and (viii) any other agreement, arrangement or lease of real or personal property pursuant to which the Company or any of its subsidiaries could be required to make or be entitled to receive aggregate payments in excess of $100,000 and which is not cancelable within 30 days notice without penalty.

                 (b) The Company and, as applicable, each subsidiary of the Company, has performed in all material respects all of its obligations under each Material Contract, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default), whether or not such default has been waived, under any Material Contract.

                 (c) On the date hereof and on the Closing Date, each Material Contract will be valid, binding and in full force and effect and enforceable in accordance with its respective terms. There has been no termination or, to the Company's knowledge, threatened termination or notice of default under any Material Contract. The Company has delivered to Parent a copy of each written Material Contract.

                 (d) Except as set forth in Section 5.13(d) of the Company Disclosure Schedule, no consent of any person is required in connection with the transactions contemplated by this Agreement in order to preserve the rights of the Company or any of its subsidiaries under, or to prevent any disadvantage to the Company or any of its subsidiaries in respect of, any Material Contract after the Effective Time.

         5.14 Labor Relations. Except as set forth in Section 5.14 of the Company Disclosure Schedule, there is (i) no unfair labor practice, complaint, grievance or arbitration pending or, to the knowledge of the Company, threatened against the Company or any subsidiary of the Company, (ii) no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company or any subsidiary of the Company and
(iii) to the best knowledge of the Company, no labor union organizing campaign in progress with respect to any employees of the Company or any subsidiary of the Company.

         5.15 Relationship with Customers and Suppliers. Except as disclosed in Section 5.15 of the Company Disclosure Schedule, in the last 12 months, none of (i) the ten largest customers of the Company and each of its operating subsidiaries as determined by the dollar volume of sales for the year ended December 31, 1997 and for the six months ended June 30, 1998, and (ii) the ten largest suppliers of the Company and each of its operating subsidiaries as determined by the dollar volume of purchases for the year ended December 31, 1997 and for the six months ended June 30, 1997, has canceled or otherwise terminated, or, to the Company's knowledge, threatened to cancel or otherwise terminate, its relationship with the Company or any of its subsidiaries, and, to the Company's knowledge, there has not been any material dispute with any such customer or supplier. Except as described in Section 5.15 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries, and, to the Company's knowledge, no director or officer of the Company or any subsidiary of the Company, owns, directly or indirectly, an interest in any entity that is a competitor, customer or supplier of the Company or any of its subsidiaries or that otherwise has material business dealings with the Company or any of its subsidiaries.

         5.16    Intellectual Property.

                 (a) The Company has made available to Parent a list of the following (collectively, the "Company Intellectual Property"):
         (i) each trademark, trade name, brand name, service mark or other trade designation owned or licensed by or to the Company or any of its subsidiaries, each patent, copyright and similar intellectual property owned or licensed to or by the Company or any of its subsidiaries and each license, royalty, assignment or other similar agreement and each registration and application relating to the foregoing that is material to the conduct of the business of the Company and its subsidiaries taken as a whole, which list is set forth in Section 5.16(a) of the Company Disclosure Schedule; and (ii) each agreement relating to Company Intellectual Property or any technology, know-how or processes that the Company or any of its subsidiaries is licensed or authorized to use, or which the Company or any of its subsidiaries licenses or authorizes others to use, that is material to the conduct of the business of the Company and its subsidiaries taken as a whole.

                 (b) The Company and its subsidiaries own the Company Intellectual Property, or have the right to use the same without infringing or violating the rights of any third parties. No consent of third parties will be required for the use of the Company Intellectual Property after the Effective Time. No claim has been asserted by any person against the Company or any of its subsidiaries regarding the ownership of or the right to use any Company Intellectual Property or challenging the rights of the Company or any of its subsidiaries with respect to any of the Company Intellectual Property.

                 (c) To the Company's knowledge, no person or entity has asserted any claim that any product, activity or operation of the Company or any of its subsidiaries infringes upon or involves, or has resulted in the infringement of, any proprietary right of such person or entity. No proceedings have been instituted, are pending or, to the Company's knowledge, are threatened that challenge the rights of the Company or any of its subsidiaries with respect thereto.

         5.17    Environmental Matters.  Except for matters disclosed in
Section 5.17 of the Company Disclosure Schedule, to the knowledge of the Company, after due inquiry, (a) the properties, operations and activities of the Company and its subsidiaries are in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined); (b) the Company and its subsidiaries and the properties and operations of the Company and its subsidiaries are not subject to any existing, pending or, to the Company's knowledge, threatened action, suit, claim, investigation, inquiry or proceeding by or before any Governmental Entity under any Environmental Law;
(c) all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by the Company or any of its subsidiaries under any Environmental Law in connection with any aspect of the business of the Company or any of its subsidiaries, including without limitation, those relating to the treatment, storage, disposal or release of a hazardous or otherwise regulated substance, have been duly obtained or filed and will remain valid and in effect after the Merger, and the Company and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (d) the Company and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any Governmental Entity under any Environmental Law, and neither the Company nor any of its subsidiaries has received any notice of noncompliance with any such financial responsibility requirements; (e) there are no physical or environmental conditions existing on any property of the Company or any of its subsidiaries or resulting from the Company's or any such subsidiary's operations or activities, past or present, at any location, that would give rise to any material on- site or off-site remedial obligations under any Environmental Laws or that would impact the soil, groundwater, surface water or human health; (f) since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all hazardous or otherwise regulated substances generated by the Company or any of its subsidiaries have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes; (g) there has been no exposure of any person or property to hazardous substances or any pollutant or contaminant, nor has there been any release of hazardous substances, or any pollutant or contaminant into the environment by the Company or any of its subsidiaries or in connection with their properties or operations that could reasonably be expected to give rise to any claim against the Company or any of its subsidiaries for damages or compensation; and (h) the Company has delivered to Parent all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of the Company relating to any of the current or former properties or operations of the Company and its subsidiaries.

         For purposes of this Agreement, the term "Environmental Laws" means any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Entity pertaining to health or the environment currently in effect in any and all jurisdictions in which the Company or any of its subsidiaries owned or owns property or has conducted or conducts business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, any state laws implementing the foregoing federal laws, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA and RCRA and shall include petroleum and petroleum products, radon and PCB's, and the term "disposal" has the meaning specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

         5.18. Insurance. Section 5.18(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to the Company, its subsidiaries and their businesses, properties and assets (or their directors, officers, salespersons, agents or employees). Section 5.18(a) of the Company Disclosure Schedule also sets forth the following information with respect to each insurance policy or bond listed therein: coverage, limits, carrier, deductibles, annual premium, policy term, special provisions and any estimated losses. All such policies are in full force and effect. Neither the Company nor any of its subsidiaries has received a notice of default under any such policy or notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy. Section 5.18(b) of the Company Disclosure Schedule sets forth a complete and accurate summary of all of the self-insurance coverage provided by the Company and its subsidiaries, and no letters of credit have been posted and no cash has been restricted to support any reserves for insurance. The insurance policies of the Company and its subsidiaries are issued by insurers of recognized responsibility and insure the Company, its subsidiaries and their businesses, properties and assets against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in the same or similar businesses and similarly situated.

         5.19    Properties.

                 (a) Section 5.19(a) of the Company Disclosure Schedule sets forth a description (including the street address) of all real property owned or leased by the Company or any of its subsidiaries (the "Real Estate"). No lease agreement, letter of intent or proposal (whether written or oral) has been entered into by the Company or any of its subsidiaries relating to the Real Estate except as specified on
         Section 5.19(a) of the Company Disclosure Schedule. No premises other than the Real Estate are used in the business of the Company.

                 (b) Except for properties and assets disposed of in the ordinary course of business consistent with past practices after June 30, 1998, the Company and its subsidiaries have good and marketable title to, or hold by valid and enforceable lease or license, free and clear of all liens, all properties and assets, whether tangible or intangible, real, personal or mixed, reflected in the Company's latest Quarterly Report on Form 10- Q for the period ended June 30, 1998 or purported to be owned by the Company and its subsidiaries. The equipment of the Company and its subsidiaries in regular use has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted.

                 (c) The Real Estate is zoned for a classification that permits its continued use in the manner currently used by the Company and its subsidiaries, and the occupancy, operation and use of the Real Estate conforms in all material respects to all applicable Laws, covenants, conditions and restrictions applicable thereto. Improvements to the Real Estate were constructed in compliance with, and remain in compliance with, all applicable Laws, covenants, conditions or restrictions, and except for current construction in process, to the extent required or applicable, final certificates of occupancy have been issued for such improvements permitting the existing use of such improvements. There are no actions pending or, to the Company's knowledge, threatened that would alter the current zoning classification of the Real Estate or alter any applicable Laws, covenants, conditions or restrictions that would adversely affect the use of the Real Estate in the business of the Company and its subsidiaries. To the Company's knowledge, no insurance company or Governmental Entity has given notice of any defects or inadequacies in the Real Estate or the improvements thereon that would adversely affect the insurability or usability of the Real Estate or such improvements or prevent the issuance of new insurance policies thereon at rates not materially higher than present rates.
         To the Company's knowledge, no fact or condition exists that would result in the discontinuation of necessary utilities or services to the Real Estate or the termination of current access to and from the Real Estate.

                 (d) There is no litigation or proceeding pending or, to the Company's knowledge, threatened against or relating to any of the Real Estate, and there is no pending or, to the Company's knowledge, threatened or contemplated condemnation actions or special assessments with respect to the Real Estate. Neither the Company nor any of its subsidiaries has received a request (written or otherwise) from any Governmental Entity with respect to the dedication of any of the Real Estate. To the Company's knowledge, there is no pending or contemplated change in any regulation or private restriction applicable to the Real Estate.

                 (e) None of the Real Estate is situated in a special flood hazard area according to any of the applicable city maps or flood insurance rate maps, or the flood hazard boundary maps issued by the Department of Housing and Urban Development, the Federal Insurance Administration or the Federal Emergency Management Agency.

                 (f) No person has, or at the Effective Time will have, any right or option to acquire all or any portion of the Real Estate.

                 (g)      Except for the tenants under the leases described in
         Section 5.19(a) of the Company Disclosure Schedule (the "Leases"), there are no parties in possession of, or that have the right to possess, any portion of the Real Estate as lessees, tenants at sufferance or trespassers. The Company and each of its subsidiaries have performed and complied with all of their respective obligations under the Leases as and when required, and there exists no fact or circumstance that, with or without notice or passage of time, or both, could constitute a default of the landlord or lessor under any of the Leases, or entitle any tenant thereunder to any offset or defenses against the prompt and current payment of rent or the performance of any other obligation of tenant thereunder. As of the date of execution of this Agreement, there are no rental or other concessions of any nature granted to tenants under the Leases except as set forth therein. There are no Leases or other agreements with respect to the Real Estate that give any tenant the right to purchase the Real Estate or any part thereof. The rentals and other sums due or to become due under the Leases have not been, and will not be, assigned, encumbered or subjected to any liens as of the Effective Time. To the Company's knowledge, no tenant under any of the Leases is in default thereunder, nor is there any fact or circumstance that, with or without notice or the passage of time, or both, would constitute a default of any tenant under any of the Leases.

         5.20 Year 2000 Compliance. Except as described in Section 5.20 of the Company Disclosure Schedule, the disclosure contained in the Company's SEC Reports with respect to the Company's "Year 2000 Compliant" (as hereinafter defined) status is correct in all material respects. To the extent that the hardware, software and computer systems of the Company and its subsidiaries are not "Year 2000 Compliant", such failure has not had and would not have a Company Material Adverse Effect. As used herein, "Year 2000 Compliant" means that the hardware, firmware, software and computer systems of the Company and its subsidiaries (a) will completely and accurately address, produce, store and calculate data involving dates beginning with January 1, 2000 and will not produce abnormally ending or incorrect results involving such dates as used in any forward-or regression-dated based functions; and (b) will provide that all "date"- related functionalities and data fields include the indication of century and millennium, and will perform calculations which involve a four-digit year.

         5.21. No Commitments. Except as described in Section 5.21 of the Company Disclosure Schedule, none of the Company or any of its subsidiaries has entered into any commitments, understandings or agreements of any kind with respect to the proposed expansion of the Marietta facility.

         5.22 Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti- takeover statute or regulation to which the Company or its subsidiaries or operations is subject (a "Takeover Statute") is applicable to the transactions contemplated by this Agreement or the Inducement Agreement.

         5.23 Information for Proxy Statement. None of the information supplied or to be supplied by the Company and its subsidiaries and included or incorporated by reference in the Proxy Statement will, on the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the stockholders' meeting to vote on the approval of this Agreement and the transactions contemplated hereby or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its subsidiaries, or with respect to other information supplied by the Company or any of its subsidiaries for inclusion in the Proxy Statement, shall occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the Commission and, as required by law, distributed to the stockholders of the Company. The Proxy Statement, insofar as it relates to the Company or its subsidiaries or other information supplied by the Company for inclusion therein, will comply in all material respects with the provisions of the Exchange Act and the regulations promulgated thereunder.

                                      VI.

              REPRESENTATIONS AND WARRANTIES REGARDING MERGER SUB

         Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

         6.1 Organization. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Merger Sub has not engaged in any business since it was incorporated other than in connection with its organization and the transactions contemplated by this Agreement.

         6.2 Capitalization. The authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $.01 per share, of which 1,000 shares are validly issued and outstanding, fully paid and nonassessable and are owned by Parent or by a subsidiary of Parent free and clear of all liens, claims and encumbrances.

         6.3 Authority Relative to this Agreement. Merger Sub has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and sole stockholder, and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. Except as disclosed in Section 4.2 of the Parent Disclosure Schedule or as required by the HSR Act, the Foreign Acts, the Securities Act, the Exchange Act and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Merger Sub of the Merger or the transactions contemplated by this Agreement, other than filings, registrations, authorizations, consents or approvals the failure to make or obtain which would not prevent the consummation of the transactions contemplated hereby.

                                      VII.

                     CONDUCT OF BUSINESS PENDING THE MERGER

         7.1 Conduct of Business by the Company Pending the Merger. After the date of this Agreement and prior to the Effective Time, unless Parent shall otherwise agree in writing or except as otherwise required by this Agreement:

                 (i) the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall, and shall cause its subsidiaries to, use their reasonable efforts to preserve intact their present business organizations and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and on-going businesses shall be unimpaired at the Effective Time;

                 (ii) the Company shall, and shall cause its subsidiaries to, (A) maintain insurance coverages and their books, accounts and records in the usual manner consistent with past practice; (B) comply in all material respects with all Laws (including "social laws"), ordinances and regulations of Governmental Entities applicable to the Company and its subsidiaries; (C) maintain and keep their material properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and (D) perform in all material respects their obligations under all material contracts and commitments to which any of them is a party or by which any of them is bound;

                 (iii) the Company shall not and shall not propose or agree to (A) sell or pledge or agree to sell or pledge any of its capital stock or any capital stock owned by it in any of its subsidiaries or owned by any of its subsidiaries, (B) amend its Articles of Incorporation or Regulations, (C) split, combine or reclassify its outstanding stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of stock of the Company, or declare, set aside, authorize or pay any dividend or other distribution payable in cash, stock or property, provided that the Company may pay that declared dividend of $0.05 per share of Company Stock payable on September 30, 1998 to stockholders of record as of September 18, 1998, or (D) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company stock;

                 (iv) the Company shall not, nor shall it permit any of its subsidiaries to, (A) issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its respective stock of any class, any indebtedness having the right to vote on any matter on which the Company's stockholders may vote or any option, rights or warrants to acquire, or securities convertible into, exercisable for or exchangeable for, shares of stock; (B) other than finalization of the expansion of the hardening room at the Company's Marietta facility (the total cost of which is estimated to be approximately $1.6 million less approximately $400,000 incurred for refrigeration equipment as set forth in Section 5.21(2) of the Company Disclosure Schedule), incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business, it being understood, without limitation, that the Company and its subsidiaries shall immediately cease work on the proposed expansion of the Marietta facility and shall not enter into any additional commitments, understandings or agreements with respect to such expansion; (C) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; (D) incur any material transaction fees, costs or expenses in addition to those disclosed or referenced pursuant to Section 5.10; or (E) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                 (v) the Company shall not, nor shall it permit any of its subsidiaries to, except as required to comply with applicable Law and except as provided in Section 8.5 hereof, enter into any new (or amend any existing) Company Employee Benefit Plan or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of current or former directors, officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any director, officer or employee, except in any of the foregoing cases in accordance with pre-existing contractual provisions or in the ordinary course of business consistent with past practice;

                 (vi) settle or compromise any suit or claim or threatened suit or claim material to the transactions contemplated hereby or material to the Company and its subsidiaries, individually or in the aggregate;

                 (vii) the Company shall not, nor shall it permit any of its subsidiaries to, amend, modify, terminate, waive or permit to lapse any material right of first refusal, preferential right, right of first offer or any other material right of the Company or any of its subsidiaries, except in the ordinary course of business;

                 (viii) the Company shall not, nor shall it permit any of its subsidiaries to, (A) create or permit any lien or other encumbrance affecting the Real Estate; (B) commit any waste or nuisance upon the Real Estate; (C) impose any easements, covenants, conditions or restrictions on the Real Estate; (D) institute or participate in any annexation, zoning, platting, or other governmental action regarding the Real Estate; or (E) enter into or modify any contract or other agreement that in any way affects the Real Estate and that will survive the Effective Time, unless such contract or agreement is cancelable, without cost, with thirty days prior written notice;

                 (ix) the Company shall not, nor shall it permit any of its subsidiaries to, without the prior written consent of Parent, enter into any lease for the use or occupancy of the Real Estate with a term in excess of 12 months or amend, renew, modify or terminate any of the Leases;

                 (x) the Company shall cause at or prior to the Effective Time the release of all liens against the Real Estate; and

                 (xi) the Company shall, and shall cause its subsidiaries to, perform all of the Company's (or its subsidiaries', as the case may be) obligations under any contracts pertaining to the Real Estate (including all leases) and promptly notify Parent of any defaults thereunder.

                                     VIII.

                             ADDITIONAL AGREEMENTS

         8.1 Access and Information. The Company and Parent shall afford to each other and to each other's accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments, records and personnel, as applicable, subject to existing confidentiality obligations, and, during such period, the Company and Parent shall furnish promptly to each other (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as the other may reasonably request.
Parent, Merger Sub, their agents and representatives shall have the right, during normal business hours prior to the Effective Time, to physically inspect all buildings, improvements, mechanical and other equipment and fixtures to evaluate the operating condition thereof, and to conduct surveys, test borings, soil tests and other tests and inspections on the Real Estate. The Company and Parent shall hold, and shall cause their respective employees, agents and representatives to hold, in confidence all such information in accordance with the terms of the Non-Disclosure Agreement dated as of May 27, 1998 between Parent and the Company (the "Non-Disclosure Agreement").

         8.2 Proxy Statement; Stockholders' Meeting. As soon as practicable following the date of this Agreement, the Company shall prepare and file with the Commission a proxy statement (the "Proxy Statement") relating to the merger and this Agreement. The Company shall notify Parent promptly upon the receipt of any comments from the Commission and of any request by the Commission for amendments or supplements to the Proxy Statement or for additional information, and shall supply Parent with copies of all written correspondence and details of all oral correspondence between the Company and the Commission relating to the Proxy Statement. Upon the occurrence of any event that is required to be described in an amendment or supplement to the Proxy Statement, the Company shall, upon learning of such event, promptly prepare, file and clear with the Commission and mail to its stockholders such amendment or supplement; provided, however, that prior to such mailing the Company shall consult with Parent with respect to such amendment or supplement and afford Parent a reasonable opportunity to comment thereon.

         8.3 Employee Matters. As of the Effective Time, the employees of the Company and each of its subsidiaries shall continue employment with the Surviving Corporation and such subsidiaries in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, except as may be specifically required by applicable Law or any contract, the Surviving Corporation and its subsidiaries shall not be obligated to continue any employment relationship with any employee for any specific period of time. The Surviving Corporation shall be the sponsor of the Company Employee Benefit Plans sponsored by the Company immediately prior to the Effective Time, and Parent shall cause the Surviving Corporation and the subsidiaries to satisfy all existing obligations and liabilities under such Company Employee Benefit Plans; provided, however, that except as hereafter provided in this
Section 8.3 or in the Company Disclosure Schedule, nothing contained in this Agreement shall limit or restrict the Surviving Corporation's right on or after the Effective Time to amend, modify or terminate any of the Company Employee Benefit Plans.

         8.4     Rights to Indemnification.

                 (a) All rights to indemnification existing in favor of the directors, officers or employees of the Company as provided in the Company's Articles of Incorporation or Regulations, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect thereafter. The Surviving Corporation shall maintain in effect for not less than one year after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company with respect to matters occurring on or prior to the Effective Time; provided, however, that the Surviving Corporation or Parent may substitute therefor policies of at least the same coverage (with carriers comparable to the Company's existing carriers) containing terms and conditions which are not materially less advantageous to the Indemnified Parties; and provided, further, that the Surviving Corporation (or Parent, if it shall substitute policies) shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 150% of the current annual premium paid by the Company for its existing coverage.

                 (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond to the same.

         8.5 HSR Act and Foreign Acts. The Company and Parent shall use their best efforts to file as soon as practicable notifications under the HSR Act and any applicable Foreign Acts in connection with the Merger and the transactions contemplated hereby, and to respond as promptly as practicable to any inquiries for additional information or documentation received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") or any other applicable Governmental Entities. Notwithstanding the foregoing or any other provision of this Agreement, Parent shall have no obligation to comply with any request or requirement imposed by the FTC, the DOJ or any such other Governmental Entity in connection with the HSR Act or any Foreign Act, including without limitation any request or requirement (i) to disclose confidential information about Parent or its affiliates; (ii) to dispose of any assets or operations of Parent or its affiliates; or (iii) to comply with any restriction on the manner in which Parent or its affiliates conduct their operations.

         8.6     Additional Agreements.

                 (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to remove any injunction to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

                 (b) If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, the Company and the Surviving Corporation shall take all such necessary action.

         8.7     No Shop.

                 (a) The Company agrees (i) that neither it nor any of its subsidiaries shall, and each of them shall direct and use their best efforts to cause their officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement, or enter into any agreement with respect to an Alternative Proposal; (ii) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; and (iii) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company or any of its subsidiaries and will disclose to Parent the material substance thereof.

                 (b) Notwithstanding the foregoing, if the Company receives a written proposal which the Board of Directors of the Company, in the exercise of its reasonable judgment, believes is likely to result in an Alternative Proposal, and such written proposal was not solicited by the Company and did not result from a breach of this Section 8.7 (an "Unsolicited Proposal"), the Company may directly or indirectly furnish information and access to, and may participate in discussions and negotiate with, the person or entity that has submitted such Unsolicited Proposal, but only if (i) the Board of Directors of the Company reasonably concludes that (A) all holders of Company Stock would receive Superior Consideration (as defined below) if the Alternative Proposal is accepted and consummated, and (B) the proposed acquiror has the legal ability (including, without limitation, under antitrust laws) to complete such acquisition on a timely basis, and (C) such Alternative Proposal is not subject to a financing contingency, and (ii) the Board of Directors of the Company, following consultation with and considering the advice of its independent legal counsel relating thereto, determines in its good faith judgment that failing to take such action would constitute a breach of such Board of Directors' fiduciary duties to the Company's stockholders imposed by law. For purposes of this Agreement, "Superior Consideration" means consideration consisting of cash and/or securities for all the shares of Company Stock then outstanding or for all or substantially all the assets of the Company that the Company's Board of Directors determines in its good faith judgment (having received the advice of an unaffiliated reputable financial advisor) to be materially more favorable to holders of the Company Stock than the Merger.

                 (c) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Alternative Proposal, unless (x) as a result of actions taken in compliance with Section 8.7(b), the Company has received an Unsolicited Proposal concerning an Alternative Proposal that meets the requirements set forth in clauses (A), (B) and (C) of the preceding paragraph, and (y) the Board of Directors of the Company, following consultation with and considering the advice of its independent legal counsel relating thereto, determines in its good faith judgment that failing to take such action would constitute a breach of such Board of Directors' fiduciary duties to the Company's stockholders imposed by law, and (z) the Company has given Parent two business days' prior notice of such action specifying the material terms of such Unsolicited Proposal.

                 (d) Nothing herein shall prevent the Board of Directors of the Company from taking, and disclosing to its stockholders, a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, provided that the Board of Directors of the Company shall not recommend that the stockholders of the Company tender their shares in connection with any such tender offer unless such recommendation is permitted by Section 8.7(c).

         8.8 Advice of Changes; SEC Filings. The Company shall confer on a regular basis with Parent on operational matters. Parent and the Company shall promptly advise each other orally and in writing of any change or event that has had, or could have, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be. For the purposes of this Agreement, a "Parent Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, condition (financial or otherwise), customer relations, supplier relations, business prospects, liabilities or results of operations of Parent and its subsidiaries taken as a whole, other than any effects arising out of, resulting from or relating to changes in general economic or financial conditions. The Company and Parent shall promptly provide each other (or their respective counsel) with copies of all filings made by such party with the Commission or any other Governmental Entity in connection with this Agreement and the transactions contemplated hereby other than any filing by the Company pursuant to the HSR Act or any Foreign Act.

         8.9 Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated hereby or by the Inducement Agreement, the Company's Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise shall act to eliminate the effects of any Takeover Statute on any of such transactions.

         8.10 Surveys; Title Commitments. Within 45 days from the date of this Agreement, the Company shall have obtained and delivered to Parent surveys and irrevocable title commitments for standard owner's policies of title insurance (which surveys and title commitments must be in form and substance reasonably satisfactory to Parent) for the following Real Estate: (i) Burton, Michigan, (ii) Port Huron, Michigan, (iii) Marietta, Ohio, (iv) Charleston, West Virginia and (v) Somerset, Kentucky. The surveys shall (A) be current "as-built" metes and bounds surveys of the land covered by the title commitments, including easements which benefit such land, (B) be made in accordance with the "Minimum Standard Detail Requirements" for ALTA/ACSM Land Title Surveys" jointly established and adopted by ALTA and ACSM in 1997 and meet the accuracy requirements of an "Urban" survey as defined therein, (C) contain Optional Survey Responsibilities and Specifications 1, 2, 3, 6, 7(a), 7(b), 8, 9, 10, 11, and 13 as specified in Table A of the Minimum Standard Detail Requirements and (D) be certified to the title companies and Parent.

         8.11 Estoppel Certificates. Within 30 days after the date of this Agreement, the Company shall deliver to Parent a consent and estoppel certificate, in form and substance reasonably satisfactory to Parent, from the owner of each of the following parcels of Real Estate leased by the Company or any of its subsidiaries: (i) Huntington, Cabell County, West Virginia, (ii) Dunbar, Kanawha County, West Virginia, (iii) Ashland, Boyd County, Kentucky,
(iv) Charleston, West Virginia (MacCorkle Avenue); (v) Goodlettsville, Tennessee; (vi) Marietta, Ohio (Seventh Street, Peoples Banking and Trust Company and Elizabeth S. Broughton, lessors); (vii) Charleston, West Virginia (Washington Street) and (viii) Bay City, Bay County, Michigan.

                                      IX.

                              CONDITIONS PRECEDENT

         9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                 (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the Company Stock.

                 (b) The waiting period and any other requirements applicable to the consummation of the Merger under the HSR Act and any applicable Foreign Acts shall have expired or been terminated.

                 (c) No preliminary or permanent injunction or other order by any federal or state court of competent jurisdiction or other Governmental Entity which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use all commercially reasonable efforts to have any such injunction removed).

         9.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following condition, unless waived by the Company:

                 (a) Parent and Merger Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time, and the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct when made and on and as of the Effective Time as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by this Agreement. The Company shall have received a certificate of the Chief Executive Officer, President or a Vice President of each of Parent and Merger Sub to that effect.

         9.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by Parent:

                 (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time, and the representations and warranties of the Company contained in this Agreement shall be true in all material respects when made and on and as of the Effective Time as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by this Agreement. Parent and Merger Sub shall have received a certificate of the Chief Executive Officer, President or a Vice President of the Company to that effect.

                 (b) Since June 30, 1998, there shall have been no change, occurrence or circumstance having or reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and Parent shall have received a certificate signed by the Chief Executive Officer, President or a Vice President of the Company to that effect.

                 (c) The Company and its subsidiaries shall take no action or agree to any resolution regarding the currently pending suspension, proposed debarment and related proceedings with the U.S. Department of Agriculture without the prior written consent of Parent, which consent may be withheld by Parent in its sole discretion, and there shall be no other suspension, debarment or similar proceedings pending or threatened against the Company or any of its subsidiaries.

                 (d) At the time of Closing, holders of no more than 5% of the outstanding shares of Company Stock shall have dissented and preserved their rights to seek appraisal in accordance with the OGCL.

                 (e) Parent's review of surveys, title commitments and responses to requests for verification of compliance with applicable Laws shall have revealed no facts or circumstances that may materially and adversely affect the value or use by Parent or any of its subsidiaries of any of the Real Estate located at (i) Burton, Michigan, (ii) Port Huron, Michigan, (iii) Marietta, Ohio, (iv) Charleston, West Virginia, and (v) Somerset, Kentucky; provided that neither Parent nor Merger Sub may rely on the condition described in this paragraph to terminate the Agreement unless Parent shall have provided the Company reasonable notice of any such facts or circumstances that may materially and adversely affect the value or use by Parent or any of its subsidiaries of any such Real Estate, and the Company shall have failed to cure within 20 days from the date of such notice (and any party may delay the Closing until completion of such 20-day period).

                                       X.

                       TERMINATION, AMENDMENT AND WAIVER

         10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after approval by the stockholders of the Company, by the mutual consent of Parent and the Company.

         10.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by December 31, 1998, or (b) the approval of the Company's stockholders required by Section 3.6 shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, or (c) a federal or state court of competent jurisdiction or other Governmental Entity shall have issued an injunction or other order which prevents consummation of the Merger, and such injunction or order shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to clause (c) above shall have used all commercially reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have approximately contributed to the failure to consummate the Merger.

         10.3    Other Termination Rights.

                 (a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Parent, if the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company's stockholders.

                 (b) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of the Company, if, in compliance with Section 8.7(c), the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company's stockholders.

         10.4    Effect of Termination and Abandonment.

                 (a) In the event that (i) Parent shall have terminated this Agreement pursuant to Section 10.3(a) or (ii) the Company shall have terminated this Agreement pursuant to Section 10.3(b), then, in either such case, the Company shall, concurrently with such termination, pay Parent a fee of $1,000,000 (a "Termination Fee"), which amount shall be payable by wire transfer of same day funds, and shall promptly reimburse Parent for all substantiated out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby, including, without limitation, costs and expenses of accountants, attorneys and financial advisors (collectively, "Expenses"), up to an aggregate of $400,000. The Company acknowledges that the agreements contained in this Section 10.4(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 10.4(a), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee and expenses set forth in this Section 10.4(a), the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit.

                 (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article X, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 10.4 and Sections 8.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.7, 11.8, 11.9, 11.10, 11.11, 11.12, 11.13 and
         11.14. Moreover, in the event of termination of this Agreement pursuant to Section 10.2(a), nothing herein shall prejudice the ability of the non-breaching party to pursue any remedy at law or in equity, including an action seeking damages from any other party for the breach of this Agreement.

                                      XI.

                                 MISCELLANEOUS

         11.1 Non-Survival of Representations, Warranties and Agreements. All representations and warranties set forth in this Agreement shall terminate at the Effective Time. All covenants and agreements set forth in this Agreement shall survive in accordance with their terms.

         11.2 Notices. All notices or other communications under this Agreement shall be in writing and shall be given by delivery (and shall be deemed to have been duly given upon delivery) in person, by telegram, telex or telecopy, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         If to the Company:

                 Broughton Foods Company
                 210 North Seventh Street
                 P.O. Box 656
                 Marietta, Ohio  45750
                 Attention:  Philip E. Cline
                 Telecopy No. (710) 376-9301

         With a copy to:

                 Huddleston, Bolen, Beatty, Porter & Copen
                 611 Third Avenue
                 P.O. Box 2185
                 Huntington, West Virginia 25722-2185
                 Attention:  Thomas Murray, Esq.
                 Telecopy No. (304) 522-4312

         If to Parent or Merger Sub:

                 Suiza Foods Corporation
                 3811 Turtle Creek Boulevard
                 Suite 1300
                 Dallas, Texas 75219
                 Attention:  Gregg L. Engles
                 Telecopy No.:  (214) 529-9929

         With a copy to:

                 Hughes & Luce, L.L.P.
                 1717 Main Street, Suite 2800
                 Dallas, Texas  75201
                 Attention:  William A. McCormack, Esq.
                 Telecopy No.:  (214) 939-5849


or to such other address (or telecopy number) as any party may have furnished to the other parties in writing in accordance with this Section.

         11.3 Fees and Expenses. Whether or not the Merger is consummated, except as provided in Section 10.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that the allocable share of Parent and Merger Sub on the one hand and the Company on the other hand for regulatory filing fees (including those related to the HSR Act and any applicable Foreign Acts) shall be one-half each.

         11.4 Publicity. So long as this Agreement is in effect, Parent, Merger Sub and the Company agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with the New York Stock Exchange.

         11.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the third parties referenced in Sections 8.3 and 8.4 shall be third-party beneficiaries of Parent's agreement contained in such Sections.

         11.7 Entire Agreement. This Agreement, the Exhibits, the Parent Disclosure Schedule, the Company Disclosure Schedule, the Non-Disclosure Agreement and any documents delivered by the parties in connection herewith and therewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         11.8 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger to the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws.

         11.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         11.11 Headings and Table of Contents. Headings of the Articles and Sections of this Agreement and the Table of Contents are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         11.12 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

         11.13 Waivers. At any time prior to the Effective Time, the parties hereto, by or pursuant to action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         11.15 Subsidiaries. As used in this Agreement, the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.



                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.


                                   SUIZA FOODS CORPORATION



                                   By:
                                      ------------------------------------------
                                      Tracy L. Noll, Executive Vice President-
                                      Corporate Development



                                   SUIZA FOODS ACQUISITION CORP.



                                   By:
                                      ------------------------------------------
                                      Tracy L. Noll, Vice President


                                   BROUGHTON FOODS COMPANY



                                   By:
                                      ------------------------------------------
                                   Title:
                                         ---------------------------------------

                                   EXHIBIT A

                              INDUCEMENT AGREEMENT

         This Inducement Agreement (the "Agreement"), dated as of September 10, 1998, is entered into by and among Suiza Foods Corporation , a Delaware corporation ("Parent"), and the stockholders of Broughton Foods Company, an Ohio corporation (the "Company"), listed on the signature page hereof (each such stockholder being referred to herein as a "Stockholder" and, collectively with each other Stockholder, the "Stockholders").

                                  WITNESSETH:

         WHEREAS, each Stockholder, as of the date hereof, is the owner of or has the sole right to vote with respect to certain shares of common stock, par value $1.00 per share (the "Common Stock"), of the Company (together with any shares of Common Stock acquired by a Stockholder after the date hereof, the "Shares");

         WHEREAS, in reliance upon the execution and delivery of this Agreement, Parent and Suiza Foods Acquisition Corp., an Ohio corporation and a subsidiary of Parent ("Merger Sub"), will enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with the Company that provides, among other things, that upon the terms and subject to the conditions thereof, Merger Sub shall be merged (the "Merger") with and into the Company and the Company shall become a subsidiary of Parent; and

         WHEREAS, to induce Parent and Merger Sub to enter into the Merger Agreement and to incur the obligations set forth therein, the Stockholders are entering into this Agreement pursuant to which each Stockholder is granting an irrevocable proxy to Parent to vote in favor of the Merger and to make certain agreements with respect to such Stockholder's Shares, upon the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         1. Irrevocable Proxy. Each Stockholder hereby irrevocably appoints Parent, Gregg L. Engles and Tracy L. Noll, and each of them, the attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned and in the name, place and stead of the undersigned, to vote all of such Stockholder's Shares at any meeting of the Company's stockholders (whether annual or special and whether or not an adjourned or postponed meeting), or, if applicable, to take action by written consent (i) for adoption and approval of the Merger Agreement and otherwise in favor of the Merger and any other transaction contemplated by the Merger Agreement, as such Merger Agreement may be modified or amended from time to time, and (ii) against any action, omission or agreement which would or could impede or interfere with, or have the effect of discouraging, the Merger. Each Stockholder acknowledges and agrees that this proxy is coupled with an interest and constitutes, among other things, an inducement for

Parent and Merger Sub to enter into the Merger Agreement and, accordingly, this proxy is irrevocable and shall not be terminated by operation of law upon the occurrence of any event, including, without limitation, the death or incapacity of such Stockholder. This proxy shall operate to revoke any prior proxy as to the Shares heretofore granted by any Stockholder. This Proxy has been executed in accordance with Section 1701.48 of the Ohio General Corporation Law. Notwithstanding the foregoing, this proxy shall terminate on the earlier of (A) the Effective Time (as defined in the Merger Agreement) or (B) the date on which the Merger Agreement is terminated (the earlier thereof being hereinafter referred to as the "Merger Termination Date").

         2. Covenants of Stockholders. Except as set forth in Schedule 2 hereto, each Stockholder covenants and agrees for the benefit of Parent that, until the Merger Termination Date, such Stockholder will not:

                 (a) sell, transfer, pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of, any of such Stockholder's Shares or any interest therein;

                 (b) other than as expressly contemplated by this Agreement, grant any powers of attorney or proxies or consents in respect of any of such Stockholder's Shares, deposit any of such Shares into a voting trust, enter into a voting agreement with respect to any of such Shares or otherwise restrict or take any action adversely affecting the ability of such Stockholder freely to exercise all voting rights with respect thereto; or

                 (c) except as permitted by Section 8.7(b) of the Merger Agreement, directly, or indirectly through his or her agents and representatives, initiate, solicit or encourage, any inquiries or the making or implementation of any Alternative Proposal (as defined in the Merger Agreement) or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to, an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; and such Stockholder shall (i) immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform his or her agents and representatives of the obligations undertaken in this Section 2(c), and (ii) notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, him or her.

         3. Covenants of Parent. Parent covenants and agrees for the benefit of the Stockholders that, provided that the board of directors of the Company shall have approved the Merger Agreement and the transactions contemplated thereby, (a) immediately upon execution of this Agreement, Parent shall enter into the Merger Agreement, and (b) until the Merger Termination Date, it shall use all reasonable efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, consistent with the terms and conditions of each such agreement; provided, however, that nothing in this Section 3, Section 12 or any other provision of this Agreement is intended, nor shall it be construed, to limit or in any way restrict Parent's or Merger Sub's right or ability to exercise any of its rights under the Merger Agreement.

         4. Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to Parent and Merger Sub that: (a) the execution, delivery and performance by such Stockholder of this Agreement will not conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract, commitment or other obligation (written or oral) to which such Stockholder is bound; (b) such Stockholder has full right, power and authority to execute and deliver this Agreement and to perform such Stockholder's obligations hereunder; (c) the proxy granted pursuant to Section 1 does not constitute a proxy appointed for or in connection with the stockholder authorization of a control share acquisition pursuant to section 1701.831 of the Ohio General Corporation Law, and this Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms; (d) such Stockholder is the sole owner of or has the right to vote with respect to such Stockholder's Shares, and such Stockholder's Shares represent all shares of Common Stock of or with respect to which such Stockholder is the sole owner or has the right to vote at the date hereof, and such Stockholder does not have any right to acquire, nor is he or she the "beneficial owner" (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, any other shares of any class of capital stock of the Company or any securities convertible into or exchangeable or exercisable for any shares of any class of capital stock of the Company; and (e) such Stockholder owns his Shares free and clear of all liens, claims, pledges, charges, proxies, restrictions, encumbrances, proxies and voting agreements of any nature whatsoever (each an "Encumbrance") other than as provided by this Agreement, and good and valid title to its Shares, free and clear of any Encumbrance, will pass to Parent upon Closing (as defined in the Merger Agreement). The representations and warranties contained herein shall be made as of the date hereof and as of the Closing.

         5. Adjustments; Additional Shares. In the event (a) of any stock dividend, stock split, merger (other than the Merger) recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Common Stock or (b) that any Stockholder shall become the owner of, or otherwise obtain the right to vote with respect to, any additional shares of Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1, then the terms of this Agreement shall apply to the shares of capital stock or other instruments or documents that the Stockholders own or have the right to vote immediately following the effectiveness of the events described in clause (a) or any Stockholder becoming the owner of or obtaining the right to vote with respect to any Common Stock or other securities as described in clause (b), as though, in either case, they were Shares hereunder.

         6. Specific Performance. Each Stockholder acknowledges that the agreements contained in this Agreement are an integral part of the transactions contemplated by the Merger Agreement, and that, without these agreements, Parent and Merger Sub would not enter into the

Merger Agreement, and acknowledges that damages would be an inadequate remedy for any breach by him of the provisions of this Agreement. Accordingly, the Stockholders each agree that the obligations of the Stockholders hereunder shall be specifically enforceable and they shall not take any action to impede Parent from seeking to enforce such right of specific performance.

         7. Notices. All notices, requests, claims, demands and other communications hereunder shall be effective upon receipt (or refusal of receipt), shall be in writing and shall be delivered in person, by telecopy or telefacsimile, by telegram, by next-day courier service, or by mail (registered or certified mail, postage prepaid, return receipt requested) to any Stockholder at the address listed on the signature page hereof, and to Parent at 3811 Turtle Creek Boulevard, Suite 1300, Dallas, Texas 75219, Attention:
Gregg L. Engles, telecopy number 214-528-9929, or to such other address or telecopy number as any party may have furnished to the other in writing in accordance herewith.

         8. Binding Effect; Survival. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

         9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to agreements made and to be performed entirely within such State, without giving effect to conflicts of laws principles.

         10. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

         11. Effect of Headings; Gender. The Section headings herein are for convenience of reference only and shall not affect the construction hereof. Any references to male, female and neuter genders shall be deemed to refer to each other gender, as applicable.

         12. Additional Agreements; Further Assurance. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. The Stockholders will provide Parent with all documents which may reasonably be requested by Parent and will take reasonable steps to enable Parent to obtain all rights and benefits provided it hereunder.

         13. Amendment; Waiver. No amendment or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by Parent and all affected Stockholders, in the case of an amendment, or by the party which is the beneficiary of any such provision, in the case of a waiver or a consent to depart therefrom.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto all as of the day and year first above written.


                                   SUIZA FOODS CORPORATION



                                   By:
                                      ------------------------------------------
                                      Tracy L. Noll, Vice President -
                                      Corporate Development



                                   STOCKHOLDERS:




                                   ---------------------------------------------
                                   Marshall T. Reynolds




                                   ---------------------------------------------
                                   Philip E. Cline




                                   ---------------------------------------------
                                   George W. Broughton




                                   ---------------------------------------------
                                   David J. Broughton




                                   ---------------------------------------------
                                   Ronald V. Arthur, II




                                   ---------------------------------------------
                                   Robert E. Evans

                                   ---------------------------------------------
                                   Todd R. Fry





                                   ---------------------------------------------
                                   Charles R. Hooten, Jr.




                                   ---------------------------------------------
                                   Neal W. Scaggs




                                   ---------------------------------------------
                                   Martin P. Shearer




                                   ---------------------------------------------
                                   Philip Todd Shell




                                   ---------------------------------------------
                                   Kirby J. Taylor



                                   ---------------------------------------------
                                   Paul T. Theisen



                                   WRIGHT FAMILY PARTNERSHIP


                                   By:
                                      ------------------------------------------
                                               Thomas W. Wright, Partner

                                   CHAMPION LEASING CORPORATION


                                   By:
                                      ------------------------------------------
                                            Marshall T. Reynolds, President



                                   THE HARRAH AND REYNOLDS
                                   CORPORATION


                                   By:
                                      ------------------------------------------
                                            Marshall T. Reynolds, President



                                   ADJ CORP.


                                   By:
                                      ------------------------------------------
                                                     Jack M. Reynolds
                                   Title:
                                         ---------------------------------------




                                   ---------------------------------------------
                                   Jack M. Reynolds




                                   ---------------------------------------------
                                   Douglas V. Reynolds




                                   ---------------------------------------------
                                   Shirley A. Reynolds

                                   SCHEDULE 2